Exhibit 99.1

News
For Release: 10:45 a.m. EST July 1, 2010

Chevrolet-Buick-GMC-Cadillac Sales

Increase 36 Percent in June

•	Sixth straight month that GM’s four brand’s sales increased by more than 20 percent

•	Calendar-year-to-date sales for GM’s four brands are up 32 percent

•	GM full-size pickup sales increase 27 percent; up 12 percent year-to-date

•	GM crossover sales are up 81 percent year-to-date

DETROIT – June sales for Chevrolet, Buick, GMC and Cadillac increased by a combined 36 percent to 194,828 units in the United States. This is the sixth straight month in which sales for GM’s brands increased year-over-year by more than 20 percent. Year-to-date sales for the four brands also have risen 32 percent to 1,069,577 units – an increase of 258,368 units compared to last year.

The increase was fueled by the continuing success of the company’s launch vehicles, its growing sales of compact, midsize and luxury crossovers, and some recovery in the markets for pickups and full-size SUVs.

The resurgence in large pickup truck sales was a key factor behind June’s results, according to Don Johnson, vice president, U.S. Sales Operations. Combined sales of the Chevrolet Silverado, Chevrolet Avalanche, and GMC Sierra were up 27 percent for the month, compared to June 2009 and are up 12 percent year-to-date.

“As companies continue to invest in their businesses, we expect this segment to continue to recover,” said Johnson. “We think the release of some pent up demand in the pickup market is an indication that a fundamental part of the U.S. economy is gradually strengthening.”

GM’s launch vehicles continue to be a driving factor behind the company’s sales increases. Retail sales of the Chevrolet Equinox and Camaro, Buick LaCrosse and Regal, GMC Terrain, and Cadillac SRX and CTS Wagon have increased 222 percent year-to-date through June and totaled 172,083. This represents about one out of every four retail sales for GM.

June Crossover Performance Keeps GM the Industry Crossover Leader

Chevrolet and GMC dealers reported 16,093 deliveries of the Chevrolet Equinox and GMC Terrain – a 208 percent improvement from June 2009. For the year, sales of these vehicles are up almost 193 percent, to 94,105 sales through June.

Mid-size crossovers Chevrolet Traverse, Buick Enclave and GMC Acadia continued to show improvement. During June, their combined sales increased 39 percent. Year-to-date, they are up 28 percent.

The Cadillac SRX luxury crossover maintained its impressive run with an increase of 462 percent during the month. Year-to-date, SRX sales are up 488 percent.

Month-end dealer inventory in the U.S. stood at about 438,000 units, which is about 30,000 higher compared to May 2010, and about 144,000 lower than June 2009.

June Key Facts and Brand Results:

•	Sixth consecutive month that sales for Chevrolet, Buick, GMC, and Cadillac have increased by 20 percent or more.

•	Ninth consecutive month of total and retail sales gains for GM’s four brands.

•	Fifth month in a row of total sales improvement for GM’s full-size pickups.

•	Fourth consecutive month of double-digit retail sales increases for GM’s brands.

•

Chevrolet: Chevrolet delivered 141,381 vehicles in June, a 32 percent gain year-over-year. This includes an 11 percent increase in retail sales, marking the ninth consecutive month of year-over-year retail sales gains. The largest sales increases were from Chevrolet line of full-size trucks. Silverado registered 30,994 total sales in June – a year-over-year increase of 25 percent, and posted the best retail sales month of the year (read more).

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Buick: Buick posted a 53 percent sales increase in June compared to the same month last year. Year-to-date total sales for Buick are up 48 percent. Driven by the momentum around the LaCrosse and Enclave, retail sales saw a 28 percent increase for the ninth consecutive month of year-over-year retail sales increases, making June the best total sales month for Buick in 2010. (read more).

•

GMC: GMC reported a 45 percent increase in total sales and 34 percent increase in retail sales in the month of June, compared to the same month last year. This is the ninth consecutive month of year-over-year sales increases for GMC, and for the calendar year GMC total sales were up 29 percent over last year. (read more).

•

Cadillac: Total sales for June were up 39 percent versus the same month last year. Retail sales were up 35 percent. SRX total sales rose 462 percent for its 10th straight month of triple-digit percentage increases. CTS posted its best retail month of the year. CTS total sales were up 31 percent and retail sales were up 23 percent. (read more).

•

GM’s Full-Size Utilities Chevrolet Suburban and Tahoe, and GMC Yukon and Yukon XL increased 69 percent during the month, totaling 15,192 deliveries. Year-to-date, sales of these vehicles are up 19 percent.

•	Fleet sales for GM’s four brands were 59,571 for the month.

About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 205,000 people in every major region of the world and does business in some 157 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang ,Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

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CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-667-2702

313-410-2704 cell

For release: July 1, 10:45 AM

Chevrolet Sales Climb 32 Percent in June,

Driven by Gains for Silverado, Equinox, Traverse and Malibu

DETROIT – Chevrolet delivered 141,381 vehicles in June, a 32 percent gain year-over-year, driven by increases for Chevrolet Silverado, Equinox, Traverse and Malibu. This includes an 11 percent increase in retail sales for Chevrolet, marking the ninth consecutive month of year-over-year retail sales gains

“June delivered the ninth month of year-over-year retail growth for Chevrolet,” said Jim Campbell, US Vice President, Chevrolet Marketing, “as consumers continue to be attracted to our lineup of award-winning cars, crossovers, and trucks.”

Silverado posted 30,994 total sales in June – a year-over-year increase of 25 percent. The average age of trucks traded-in for a new Silverado also fell: During 2009, the average trade-in was 6.3 years old and had 81,000 miles; in 2010, the average trade-in has dropped to 5.4 years old and has 77,000 miles.

Chevrolet’s cars and crossovers also posted significant sales gains in June.

•	Chevrolet Equinox total sales climbed 180 percent over June 2009. Retail sales climbed 158 percent, marking 12 consecutive months of year-over-year increases.

•	Chevrolet Malibu total sales climbed 81 percent over June 2009. Retail sales climbed 22 percent, marking nine consecutive months of year-over-year increases.

•	Chevrolet Traverse total sales climbed 56 percent over June 2009, marking four consecutive months of year-over-year sales increases.

# # #

About Chevrolet

Chevrolet is a global automotive brand, with annual sales of about 3.5 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. In the U.S., the Chevrolet portfolio includes: iconic performance cars, such as Corvette and Camaro; dependable, long lasting pickups and SUVs, such as Silverado and Suburban; and award-winning passenger cars and crossovers, such as Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly” solutions, such as the upcoming 2011 Chevrolet Cruze Eco model that is expected to deliver up to an estimated 40 mpg highway, and 2011 Chevrolet Volt that will offer up to 40 miles of electric driving and an additional 300 miles of extended range with the onboard generator (based on GM testing). Most new Chevrolet models offer OnStar safety, security, and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response, and Stolen Vehicle Slowdown. More information regarding Chevrolet models, fuel solutions, and OnStar availability can be found at www.chevrolet.com.

CONTACT(S):

Tom Henderson

GM Sales Communications

Phone 313-667-2702

Mobile 313-410-2704

tom.e.henderson@gm.com

Klaus-Peter Martin

Chevrolet Communications

Phone 313-667-8180

Mobile 313-522-6303

klaus-peter.martin@gm.com

For release: July 1, 2010, 10:45 a.m. EDT

CADILLAC U.S. SALES RISE 39 PERCENT IN JUNE

CTS posts best total sales month of the year

DETROIT – Cadillac reported U.S. sales of 11,788 vehicles in June, a 39 percent increase from the same month last year and the fifth consecutive month of year-over-year sales gains. Through the first half of the year, Cadillac sales are up 33 percent compared to the first half of last year.

Cadillac posted strong results in June in key markets across the United States, including retail sales increases of 50 percent or more in New York, Los Angeles, Dallas, Miami, Atlanta, Tampa, Orlando, and Denver.

The SRX mid-size luxury crossover remained in high demand as sales rose 462 percent to 3,804 in June. Redesigned for the 2010 model year, SRX has led its segment in the past year in increases for both sales and projected resale value. June was the fifth best sales month ever for SRX and second best retail sales month ever.

CTS sales rose 31 percent to 4,193, recording its best total sales month of the year and best retail sales month since March 2009. The CTS line, which includes the CTS Sport Sedan and Sport Wagon, will be expanded this summer with the all-new 2011 CTS Coupe.

CTS recently placed in the top 10 vehicles of the 2010 J.D. Power and Associates Initial Quality Survey, which ranks vehicles based on fewest problems in the first 90 days. Sales for Escalade, which ranked first in its category in the J.D. Power and Associates IQS survey, rose 6 percent over June 2009.

Cadillac also recently announced that for owners of all 2011 models it will provide Cadillac Premium Care Maintenance. The new program covers scheduled oil changes, tire rotations, replacement of engine and cabin air filters and multi-point vehicle inspections for the first four years or 50,000 miles.

“Cadillac has been well-positioned with SRX and CTS to win over luxury buyers as they return to the market,” said Kurt McNeil, vice president for Cadillac sales and service. “We expect the trend to continue with the launch of CTS Coupe and addition of Cadillac Premium Care Maintenance. We’re strengthening the line-up with a distinctive new vehicle and elevating the brand by providing owners with a long-term commitment to customer service.”

The CTS Coupe already is attracting attention. Car and Driver has named the CTS to its 10 Best list for the past three years and praised the CTS Coupe in an early review.

“For 2011, the new CTS Coupe joins the sedan and wagon, adding more style and a higher concentration of performance to the CTS’s winning formula,” Car and Driver wrote in a June review. “The CTS Coupe is one of those cars that love the camera, and it’s no less stunning in the flesh.”

# # #

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

Contact:

Nick Twork

Cadillac Communications

Phone: +1.586.565.1001

nicholas.twork@cadillac.com

GMC Total Sales Rise 45 Percent in June for the Ninth Consecutive Month of Year-Over-Year Sales Increases

Sales driven by consumer demand for Sierra, Acadia and Terrain

Detroit – GMC reported a 34 percent increase in retail sales and 45 percent increase in total sales in the month of June, compared to the same month last year. This is the ninth consecutive month of retail year-over-year sales gains for GMC, and for the calendar year, GMC total sales were up 29 percent over last year.

The Sierra, along with the Acadia and Terrain, drove sales in June. Sierra retail sales rose 27 percent, recording its best retail sales month of the year.

“We are encouraged to see sales increases for the Sierra, Acadia and Terrain, which is proof that GMC is offering vehicles that customers want,” said Brian Sweeney, U.S. vice president for Buick GMC sales.

The Acadia and Terrain crossovers continue to post strong sales for GMC as well. Acadia and Terrain total sales were up 27 percent and 315 percent, respectively.

“The June sales numbers show that consumers are looking for professional grade vehicles with the styling, capability, fuel economy, quality and safety that only GMC has to offer,” said Sweeney.

J.D. Power and Associates recently ranked Sierra 1500 the highest in the Large Pickup category in the 2010 J.D. Power and Associates Initial Quality Study (IQS).

This summer, GMC will launch the new Sierra HD that offers best-in-class diesel horsepower, torque, payload and towing. In addition, for the first time ever, GMC will be offering the exclusive Denali line in our heavy-duty pickups with the Sierra Denali 2500 and 3500 HDs.

The 2010 GMC Terrain earned the highest-possible rollover protection rating of “Good” in the first rollover tests of midsize SUVs by the Insurance Institute for Highway Safety (IIHS), and was named a 2010 Top Safety Pick. The Terrain comes with a variety of safety technologies, including six standard air bags, electronic stability control and the safety and security of OnStar.

About GMC

GMC is evolving to include more fuel-efficient trucks and crossovers. The GMC Terrain is a smaller SUV that offers 32 mpg highway fuel economy along with the capability, engineering expertise and refinement that have defined GMC for more than a century. Complementing the Terrain are the Acadia eight-passenger crossover, Yukon and Yukon XL and Sierra pickups. Today GMC is the only manufacturer offering three full-size hybrid models. Details on all GMC models are available at www.gmc.com.

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Contact:

Dayna Hart

Mobile: 313-300-9660

E-mail : dayna.hart@gm.com

Buick Sales Up 53 Percent in June Led by LaCrosse and Enclave

Enclave and LaCrosse attract new buyers to the brand

Detroit – Buick posted a 53 percent sales increase in June compared to the same month last year. For the calendar-year-to-date, total sales are up 48 percent over last year. Driven by the momentum around the LaCrosse and Enclave, retail sales saw a 28 percent increase for the ninth consecutive month of year-over-year sales gains.

LaCrosse total sales in June rose 174 percent and retail sales increased 143 percent compared to the same month last year. The LaCrosse is making its mark with new customers with 42 percent of LaCrosse sales coming from non-GM makes. Out of those customers trading in a non-GM make, 19 percent of sales are coming from import vehicles.

The Enclave posted a 21 percent increase in total sales over June 2009, and calendar-year-to-date sales are up 26 percent. The Enclave has the highest conquest rate for Buick, with 52 percent of sales coming from non-GM makes.

“The June sales numbers demonstrate that customers are continuing to recognize Buick’s design, quality, performance and value,” said Brian Sweeney, U.S. vice president of Buick GMC sales. “The momentum around Buick continues to get stronger, and we are encouraged by the attention around the launch of the Regal.”

The 2011 Buick Regal is now arriving on dealer lots and will build on the momentum of the LaCrosse and Enclave. The advertising campaign for the Regal is launching throughout July and will continue the “New Class of World Class” theme initiated with the LaCrosse launch last year. Consumers looking to connect with the Regal can contact their local dealer to schedule a test drive.

About Buick

Buick is a modern brand with premium, high-quality vehicles characterized by sculpted designs, luxurious interiors with personal technologies, and responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning vehicles, including the Enclave crossover, LaCrosse sedan and Regal sport sedan. A new compact sedan and small crossover will join the portfolio in the next few years. Buick’s sales continue to increase in North America, and it remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com on Twitter @buick or at www.facebook.com/buick.

# # #

Contact:

Dayna Hart

Mobile: 313-300-9660

E-mail : dayna.hart@gm.com

GM U.S. Deliveries for June 2010 - Divisional Brand Level

*S/D Curr: 25	June				(Calendar Year-to-Date) January - June
*S/D Prev: 25	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Vehicle Total	195,380	176,571	10.7	10.7	1,080,521	954,356	13.2
Brand Total	194,828	143,454	35.8	35.8	1,069,577	811,209	31.8
Other Brand Total	552	33,117	-98.3	-98.3	10,944	143,147	-92.4
GM Vehicle Deliveries by Marketing Division
	2010	2009	%Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Buick Total	13,133	8,601	52.7	52.7	70,032	47,223	48.3
Cadillac Total	11,788	8,473	39.1	39.1	64,785	48,583	33.3
Chevrolet Total **	141,381	106,712	32.5	32.5	782,443	596,932	31.1
GMC Total **	28,526	19,668	45.0	45.0	152,317	118,471	28.6
Brand Total	194,828	143,454	35.8	35.8	1,069,577	811,209	31.8
HUMMER Total	303	1,078	-71.9	-71.9	2,929	6,191	-52.7
Pontiac Total	112	23,740	-99.5	-99.5	927	88,794	-99.0
Saab Total	0	779	***.*	***.*	608	5,386	-88.7
Saturn Total	137	7,520	-98.2	-98.2	6,480	42,776	-84.9
Other Brand Total	552	33,117	-98.3	-98.3	10,944	143,147	-92.4
GM Vehicle Total	195,380	176,571	10.7	10.7	1,080,521	954,356	13.2

* 25 selling days (S/D) for the June period this year and 25 for last year.

**Effective August 2007, GM includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Global Market and Industry Analysis - Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for June 2010 by Model

	June				(Calendar Year-to-Date) January - June
	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Selling Days (S/D)	25	25
Enclave	4,561	3,771	20.9	20.9	26,247	20,876	25.7
LaCrosse	5,376	1,964	173.7	173.7	30,409	9,942	205.9
Lucerne	2,875	2,843	1.1	1.1	12,905	16,359	-21.1
Rainier	0	1	***.*	***.*	0	4	***.*
Regal	321	0	***.*	***.*	471	0	***.*
Rendezvous	0	8	***.*	***.*	0	9	***.*
Terraza	0	14	***.*	***.*	0	33	***.*
Buick Total	13,133	8,601	52.7	52.7	70,032	47,223	48.3
CTS	4,193	3,193	31.3	31.3	19,085	20,559	-7.2
DTS	1,591	1,627	-2.2	-2.2	9,014	8,110	11.1
Escalade	1,008	1,043	-3.4	-3.4	7,514	7,549	-0.5
Escalade ESV	607	431	40.8	40.8	3,388	2,880	17.6
Escalade EXT	147	184	-20.1	-20.1	813	1,256	-35.3
SRX	3,804	677	461.9	461.9	22,655	3,855	487.7
STS	409	1,220	-66.5	-66.5	2,145	3,914	-45.2
XLR	29	98	-70.4	-70.4	171	460	-62.8
Cadillac Total	11,788	8,473	39.1	39.1	64,785	48,583	33.3
Avalanche	1,968	1,329	48.1	48.1	9,427	7,130	32.2
Aveo	5,728	2,217	158.4	158.4	20,477	11,886	72.3
Camaro	7,540	9,320	-19.1	-19.1	46,378	15,397	201.2
Chevy C/T Series	1	18	-94.4	-94.4	8	31	-74.2
Chevy W Series	28	58	-51.7	-51.7	192	383	-49.9
Cobalt	10,141	6,847	48.1	48.1	77,394	51,676	49.8
Colorado	1,885	2,909	-35.2	-35.2	11,661	16,908	-31.0
Corvette	1,405	1,396	0.6	0.6	6,355	7,498	-15.2
Equinox	11,490	4,108	179.7	179.7	66,990	25,151	166.4
Express	6,535	5,758	13.5	13.5	28,259	26,604	6.2
HHR	6,004	6,193	-3.1	-3.1	38,076	30,724	23.9
Impala	14,451	14,931	-3.2	-3.2	89,491	78,687	13.7
Kodiak 4/5 Series	254	558	-54.5	-54.5	1,045	2,181	-52.1
Kodiak 6/7/8 Series	73	267	-72.7	-72.7	192	719	-73.3
Malibu	20,720	11,466	80.7	80.7	108,317	75,829	42.8
Monte Carlo	0	3	***.*	***.*	0	6	***.*
Silverado-C/K Pickup	30,994	24,766	25.1	25.1	166,782	149,949	11.2
Suburban (Chevy)	3,911	1,958	99.7	99.7	22,157	14,721	50.5
Tahoe	6,809	4,114	65.5	65.5	36,690	32,215	13.9
TrailBlazer	51	1,004	-94.9	-94.9	205	7,142	-97.1
Traverse	11,371	7,289	56.0	56.0	52,271	40,679	28.5
Uplander	22	203	-89.2	-89.2	76	1,416	-94.6
Chevrolet Total	141,381	106,712	32.5	32.5	782,443	596,932	31.1
Acadia	5,862	4,634	26.5	26.5	35,324	27,360	29.1
Canyon	576	768	-25.0	-25.0	3,567	5,197	-31.4
Envoy	15	714	-97.9	-97.9	72	3,645	-98.0
GMC C/T Series	3	72	-95.8	-95.8	52	242	-78.5
GMC W Series	27	115	-76.5	-76.5	272	778	-65.0
Savana	1,249	721	73.2	73.2	6,639	7,514	-11.6
Sierra	11,441	9,014	26.9	26.9	55,608	50,067	11.1
Terrain	4,603	1	***.*	***.*	27,115	3	***.*
Topkick 4/5 Series	153	385	-60.3	-60.3	816	1,399	-41.7
Topkick 6/7/8 Series	125	313	-60.1	-60.1	343	1,105	-69.0
Yukon	2,210	1,832	20.6	20.6	11,761	14,353	-18.1
Yukon XL	2,262	1,099	105.8	105.8	10,748	6,808	57.9
GMC Total	28,526	19,668	45.0	45.0	152,317	118,471	28.6
Brand Total	194,828	143,454	35.8	35.8	1,069,577	811,209	31.8
HUMMER Total	303	1,078	-71.9	-71.9	2,929	6,191	-52.7
Pontiac Total	112	23,740	-99.5	-99.5	927	88,794	-99.0
Saab Total	0	779	***.*	***.*	608	5,386	-88.7
Saturn Total	137	7,520	-98.2	-98.2	6,480	42,776	-84.9
Other Brand Total	552	33,117	-98.3	-98.3	10,944	143,147	-92.4
GM Total	195,380	176,571	10.7	10.7	1,080,521	954,356	13.2

Global Market and Industry Analysis - Sales Reporting and Data Management	Page 2 of 2